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Exhibit 99.1

SIMULATIONS PLUS
Integrating Science and Software

For Further Information:
SIMULATIONS PLUS, INC.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Investor Relations
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Ms. Renee Bouche
Simulations Plus, Inc.
661.723.7723
info@simulations-plus.com

For Immediate Release:

September 13, 2007


                    SIMULATIONS PLUS ANNOUNCES STOCK DIVIDEND

               BOARD OF DIRECTORS APPROVES TWO-FOR-ONE STOCK SPLIT

LANCASTER, CA, SEPTEMBER 13, 2007 - Simulations Plus, Inc. (AMEX: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, announced today that its Board of Directors has approved a two-for-one split of the Company's common stock. The total number of authorized shares remains at 20 million. Each shareholder of record at the close of business on the record date of Monday, September 24, 2007, will receive a stock dividend certificate of one additional share for every outstanding share held on the payment date of Monday, October 1, 2007, with fractional shares rounded up to the next whole share. Trading will begin on a split-adjusted basis on the ex-dividend date of October 2, 2007. In accordance with the terms of the company's Stock Option Plans, employees with stock options will benefit from the split by receiving twice the number of shares at one-half the exercise price for options granted prior to the record date.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said:
"This dividend forward split will result in the total number of outstanding shares, including all possible options that may eventually be vested, of slightly over 19 million shares, with the public float increasing from about
4.16 million shares to about 8.3 million shares. We believe that increasing the number of shares in the public float is likely to increase liquidity and narrow the typical trading range for our stock, although there can be no assurances that either of these will happen. The board of directors has decided that a stock dividend is appropriate at this time because of our demonstrated sustained growth and our expectation that this will continue."

ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. We have two other businesses that are based on our proprietary technologies: a wholly owned subsidiary, Words+, Inc., which provides assistive technologies to persons with disabilities; and an educational software series for science students in middle and high schools known as FutureLab(TM). For more information, visit our Web site at www.simulations-plus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the Company to finance growth, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.
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